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                                                                     EXHIBIT 8.1


                               September ___, 2005

Washington Commercial Bancorp
15801 NE 85th Street
PO Box 2079
Redmond, Washington  98073-2079

Venture Financial Group, Inc.
721 College Street SE
PO Box 3800
Lacey, Washington  98509

      Re: Merger Pursuant to Agreement and Plan of Reorganization dated April 21, 2005, by and among Venture Financial Group, Inc., Venture Bank, Washington Commercial Bancorp and Redmond National Bank

Ladies and Gentleman:

      We have acted as special counsel to Venture Financial Group, Inc., a Washington corporation ("Venture"), in connection with the proposed merger of Washington Commercial Bancorp, a Washington corporation ("WCB"), with and into Venture (the "Holding Company Merger"), and the proposed merger of Redmond National Bank ("RNB"), with and into Venture Bank, a Washington state chartered bank ("Venture Bank") (the "Bank Merger"), pursuant to the terms of the Agreement and Plan of Reorganization entered into effective April 21, 2005 (the "Merger Agreement") by and among Venture, WCB, Venture Bank, and RNB.

      Capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Foster Pepper Tooze LLP by Venture and Venture Bank, and by WCB and RNB containing certain representations of Venture and Venture Bank, and WCB and RNB relevant to our opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code"). The Holding Company Merger and Bank Merger are referred to collectively as the "Mergers."

      You have requested our opinion regarding certain federal income tax consequences of the Mergers. This opinion is given pursuant to Sections 8.13 and
9.10 of the Merger Agreement. In our capacity as special counsel to Venture in the Mergers, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement on Form S-4, and all amendments to that Registration Statement, as filed with the Securities and Exchange Commission, the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the accuracy of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of signatures, and the legal capacity of signatories.
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Washington Commercial Bancorp
Venture Financial Group, Inc.
September ___, 2005
Page 2


      We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and other documents and that the Mergers will be consummated at the Effective Date pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Date will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person is correct without such qualification. We have assumed that all parties to the Merger Agreement have complied with and will comply with all requirements under Washington law applicable to the Mergers including without limitation Title 23B and Title 30 of the Revised Code of Washington, and all applicable regulations promulgated under such statutes.

      We have assumed that as to all matters for which a person or entity has represented that such person or entity does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

      In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated or proposed thereunder (the "Regulations"), current published administrative positions of the Internal Revenue Service ("Rulings"), and existing judicial authorities. New developments in the Regulations, Rulings, judicial authorities or legislative changes occurring after the Effective Date may have an adverse impact upon the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Date in the application or interpretation of the income tax laws of the United States.

      Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the Internal Revenue Service ("IRS") or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

      This opinion addresses only the specific United States federal income tax consequences of the Mergers set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Mergers or any other transaction (including any transaction undertaken in connection with the Mergers).

      On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the following opinion:

      1. The Holding Company Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and Venture and WCB will be parties to such reorganization within the meaning of Section 368(b).
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Washington Commercial Bancorp
Venture Financial Group, Inc.
September ___, 2005
Page 3


      2. The Bank Merger will constitute a reorganization within the meaning of
Section 368(a)(1) of the Code and Venture Bank and RNB will be parties to such reorganization within the meaning of Section 368(b).

      3. No taxable gain or loss will be recognized by Venture, WCB, Venture Bank or RNB as a result of the Mergers.

      4. No taxable gain or loss will be recognized by the shareholders of WCB upon the exchange of WCB Common Stock solely for shares of Venture Common Stock in the Holding Company Merger, except that gain or loss will be recognized on the receipt of cash.

      No opinion is expressed as to any federal income tax consequence of the Mergers except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

      This opinion is being delivered to you solely in connection with the Merger Agreement and may be relied upon by Venture, WCB, Venture Bank, and RNB and their respective shareholders. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

      We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our name under the caption "Legal Matters" in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.


                                Very truly yours,

                                FOSTER PEPPER TOOZE LLP